                   RESTATED CONSOLIDATED FINANCIAL STATEMENTS
                              OF W. R. GRACE & CO.
                 FOR THE QUARTERS ENDED MARCH 31, 1995 AND 1994


        AS USED IN THE FOLLOWING FINANCIAL STATEMENTS, THE TERM "COMPANY"
            REFERS TO W. R. GRACE & CO., AND THE TERM "GRACE" REFERS
             TO THE COMPANY AND/OR ONE OR MORE OF ITS SUBSIDIARIES.

                                PART I.  FINANCIAL INFORMATION

 Item 1. FINANCIAL STATEMENTS

 W. R. Grace & Co. and Subsidiaries                                                                  Three Months Ended
 Consolidated  Statement of Operations (Unaudited) (1)                                                    March 31,
----------------------------------------------------------------------------------------------      ------------------


 Dollars in millions, except per share                                                                1995       1994
----------------------------------------------------------------------------------------------       ----       ----

 Sales and revenues.............................................................................      $853.4      $675.4
 Other income...................................................................................         4.3        31.1
                                                                                                      ------      ------


   Total..........................................................................................     857.7       706.5
                                                                                                      ------      ------

   Cost of goods sold and operating expenses...................................................        500.9       437.8
   Selling, general and administrative expenses................................................        230.8       178.4
   Depreciation and amortization...............................................................         38.2        37.2
   Interest expense and related financing costs................................................         15.8        10.6
   Research and development expenses...........................................................         30.5        27.1
   Corporate expenses previously allocated to the health care segment..........................         10.1         9.1
                                                                                                       -----        ----

      Total....................................................................................        826.3       700.2
                                                                                                      ------       -----

   Income from continuing operations before income taxes.......................................         31.4         6.3
   Provision for/(benefit from) income taxes...................................................          8.5        (8.5)
                                                                                                        ----        -----

   Income from continuing operations...........................................................         22.9        14.8
   Income from discontinued operations.........................................................         24.6        23.4
                                                                                                        ----        ----
   Net income..................................................................................      $  47.5     $  38.2
                                                                                                     -------     -------
                                                                                                     -------     -------
-----------------------------------------------------------------------------------------------------------------------------------


   Earnings per share:
   Continuing operations.......................................................................         $.24        $.16
   Net Income..................................................................................         $.50        $.41

   Fully diluted earnings per share:
   Continuing operations.......................................................................         $.24        $.15
   Net Income..................................................................................         $.49        $.40

   Dividends declared per common share.........................................................         $.35        $.35


   (1) This Consolidated Statement of Operations has been restated to reflect the classification of Grace's health care segment as a discontinued operation.
-------------------------------------------------------------------------------

                         The Notes to Consolidated Financial Statements
                             are integral parts of these statements.


W. R. Grace & Co. and Subsidiaries                                                          Three Months Ended
Consolidated Statement of Cash Flows (Unaudited) (1)                                           March 31,
-------------------------------------------------------------------------------------       -------------------
Dollars in millions                                                                           1995          1994
-------------------------------------------------------------------------------------    -----------      ---------
OPERATING ACTIVITIES
  Income before income taxes..........................................................     $   31.4    $     6.3
  Reconciliation to cash used for operating activities:
       Depreciation and amortization..................................................         38.2         37.2
       Changes in assets and liabilities, excluding effect of businesses acquired/divested and foreign exchange:
           Increase in notes and accounts receivable, net..............................        (0.1)       (59.5)
           Increase in inventories.........................................................   (41.6)       (19.6)
           Proceeds from asbestos-related insurance settlements............................   100.0         88.8
           Payments made for asbestos-related litigation settlements
               and defense costs...........................................................   (30.9)       (72.0)
           Decrease in accounts payable....................................................   (70.4)      (104.6)
           Other...........................................................................   (95.1)        (9.4)
                                                                                              -----        ------
  Net pretax cash used for operating activities of continuing operations...............       (68.5)      (132.8)
  Net pretax cash provided by operating activities of discontinued operations..........        65.6         88.9
                                                                                               -----        ------
  Net pretax cash used for operating activities........................................        (2.9)       (43.9)
  Income taxes paid....................................................................       (59.6)       (16.1)
                                                                                              -----        ------
  Net cash used for operating activities...............................................       (62.5)       (60.0)
                                                                                              -----        ------
INVESTING ACTIVITIES
  Capital expenditures.................................................................      (110.4)       (70.8)
  Businesses acquired in purchase transactions, net of
       cash acquired and assumed debt..................................................       (31.3)       (23.9)
  Net proceeds from divestments........................................................         7.1         49.3
  Other................................................................................        (2.6)         7.8
                                                                                              ------        -----
  Net cash used for investing activities...............................................      (137.2)       (37.6)
                                                                                             ------        ------
FINANCING ACTIVITIES
  Dividends paid.......................................................................       (33.1)       (32.9)
  Repayments of borrowings having original maturities in excess of three months........       (10.5)       (36.1)
  Increase in borrowings having original maturities in excess of three months..........         9.3         28.7
  Net increase in borrowings having original maturities of less than three months......       209.6        163.8
  Other................................................................................         4.1         14.1
                                                                                              -----        ------
  Net cash provided by financing activities............................................       179.4        137.6
                                                                                              -----        -----
Effect of exchange rate changes on cash and cash equivalents...........................         3.2         (7.2)
                                                                                              -----        ------
(Decrease)/increase in cash and cash equivalents.......................................    $  (17.1)    $   32.8
                                                                                           ---------    --------
                                                                                           ---------    --------


(1) The "Operating Activities" section of this Consolidated Statement of Cash Flows has been restated to reflect the classification of Grace's health care segment as a discontinued operation.


                        The Notes to Consolidated Financial Statements
                           are integral parts of these statements.

W. R. Grace & Co. and Subsidiaries
Consolidated Balance Sheet (Unaudited)
---------------------------------------------------

                                                                                 March 31,         December 31,
Dollars in millions, except par value                                             1995                 1994
----------------------------------------------------                           -------------      -------------
           ASSETS
CURRENT ASSETS
   Cash and cash equivalents . . . . . . . . . . . . . . . . . . . . . . .   $     61.2           $    78.3
   Notes and accounts receivable, net. . . . . . . . . . . . . . . . . . .        899.9               975.7
   Inventories . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        569.1               514.2
   Net assets of discontinued operations - other . . . . . . . . . . . . .        325.3               335.6
   Deferred income taxes . . . . . . . . . . . . . . . . . . . . . . . . .        291.0               295.4
   Other current assets. . . . . . . . . . . . . . . . . . . . . . . . . .         85.5                29.7
                                                                             ----------         -----------
         Total Current Assets. . . . . . . . . . . . . . . . . . . . . . .      2,232.0             2,228.9

Properties and equipment, net of accumulated
   depreciation and amortization of $1,588.9
   and $1,498.2, respectively. . . . . . . . . . . . . . . . . . . . . . .      1,808.5             1,730.1
Goodwill, less accumulated amortization of $77.3
   and $71.8, respectively . . . . . . . . . . . . . . . . . . . . . . . .        700.1               672.5
Asbestos-related insurance receivable. . . . . . . . . . . . . . . . . . .        512.6               512.6
Other assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1,107.9             1,086.5
                                                                             ----------         -----------
         TOTAL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $6,361.1            $6,230.6
                                                                             ----------         -----------
                                                                             ----------         -----------

   LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
   Short-term debt . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $   444.7           $   430.9
   Accounts payable. . . . . . . . . . . . . . . . . . . . . . . . . . . .        348.0               433.7
   Income taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        165.9               197.0
   Other current liabilities . . . . . . . . . . . . . . . . . . . . . . .        833.2               872.9
   Minority interest . . . . . . . . . . . . . . . . . . . . . . . . . . .        297.0               297.0
                                                                             ----------         -----------
         Total Current Liabilities . . . . . . . . . . . . . . . . . . . .      2,088.8             2,231.5

Long-term debt . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1,311.3             1,098.8
Other liabilities. . . . . . . . . . . . . . . . . . . . . . . . . . . . .        729.6               690.9
Deferred income taxes. . . . . . . . . . . . . . . . . . . . . . . . . . .         95.1                92.5
Noncurrent liability for asbestos-related litigation . . . . . . . . . . .        588.2               612.4
                                                                             ----------         -----------
         Total Liabilities . . . . . . . . . . . . . . . . . . . . . . . .      4,813.0             4,726.1
                                                                             ----------         -----------

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY
   Preferred stocks, $100 par value. . . . . . . . . . . . . . . . . . . .          7.4                 7.4
   Common stock, $1 par value. . . . . . . . . . . . . . . . . . . . . . .         94.6                94.1
   Paid in capital . . . . . . . . . . . . . . . . . . . . . . . . . . . .        324.4               308.8
   Retained earnings . . . . . . . . . . . . . . . . . . . . . . . . . . .      1,161.9             1,147.5
   Cumulative translation adjustments. . . . . . . . . . . . . . . . . . .        (28.1)              (53.3)
   Treasury stock, 274,848 common shares, at cost. . . . . . . . . . . . .        (12.1)                  -
                                                                             ----------         -----------
         Total Shareholders' Equity. . . . . . . . . . . . . . . . . . . .      1,548.1             1,504.5
                                                                             ----------         -----------

         TOTAL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $6,361.1            $6,230.6
                                                                             ----------         -----------
                                                                             ----------         -----------


                 The Notes to Consolidated Financial Statements
                     are integral parts of these statements.

                       W. R. Grace & Co. and Subsidiaries
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              (Dollars in millions)

(a) The financial statements in this Report at March 31, 1995 and 1994 and for the three-month interim periods then ended are unaudited and should be read in conjunction with the consolidated financial statements in the Company's
     1994 Annual Report on Form     10-K.  Such interim financial statements
     reflect all adjustments that, in the opinion of management, are necessary for a fair presentation of the results of the interim periods presented; all such adjustments are of a normal recurring nature. Certain amounts in the prior period's consolidated financial statements have been reclassified to conform to the current basis of presentation. The results of operations for the three-month interim period ended March 31, 1995 are not necessarily indicative of the results of operations for the fiscal year ending December 31, 1995.

     In June 1995, the Company announced that its Board of Directors had approved a plan to spin off National Medical Care, Inc. (NMC), Grace's wholly owned health care subsidiary, by means of a dividend to holders of the Company's common stock that would be declared upon the satisfaction of various conditions. As a result, Grace classified its health care segment as a discontinued operation. The Consolidated Statements of Operations and Cash Flows for all periods presented have been restated to give effect to such classification. See Note (c) below.

(b) As previously reported, Grace is a defendant in lawsuits relating to previously sold asbestos-containing products and anticipates that it will be named as a defendant in additional asbestos-related lawsuits in the future. Grace was a defendant in approximately 39,100 asbestos-related lawsuits at March 31, 1995 (64 involving claims for property damage and the remainder involving approximately 72,700 claims for personal injury), as compared to approximately 38,700 lawsuits at December 31, 1994 (65 involving claims for property damage and the remainder involving approximately 67,900 claims for personal injury). During the first quarter of 1995, a final judgment was entered in favor of Grace in a property damage case that had been on appeal; a new trial was ordered in another property damage case that had been on appeal; and one new property damage lawsuit was filed. During the first quarter of 1995, Grace also recorded $5.1 as a result of the settlement of approximately 1,800 personal injury claims, and approximately 500 personal injury claims against Grace were dismissed.

     Based upon and subject to the factors discussed in Note 2 to Grace's consolidated financial statements for the year ended December 31, 1994, Grace has attempted to estimate its future costs to dispose of the personal injury and property damage lawsuits pending at March 31, 1995 and has determined that it is probable that such lawsuits can be disposed of for a total of $688.2, inclusive of legal fees and expenses, of which Grace has recorded $588.2 as a noncurrent liability and $100 as a current liability. This compares to the estimated liability (current and noncurrent) of $712.4 at December 31, 1994, the decrease being attributable to payments made by Grace for asbestos-related litigation settlements and defense costs in the first quarter of 1995. In addition, Grace has recorded a receivable of $512.6 for the insurance proceeds it expects to receive in reimbursement for prior payments and estimated future payments to dispose of pending asbestos-related litigation. The amount of this receivable is unchanged from December 31, 1994, reflecting that the payment made to Grace during the first quarter of 1995

                       W. R. Grace & Co. and Subsidiaries
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              (Dollars in millions)


     pursuant to a settlement with an insurance carrier was included in the current portion of notes receivable in the balance sheet at December 31, 1994.

     Grace continues to be involved in litigation with certain of its insurance carriers, including an affiliated group of carriers that had agreed to a settlement and had made a series of payments under that agreement in 1993. The group of carriers subsequently notified Grace that it would no longer honor the agreement (which had not been executed) due to a September 1993 decision by the U.S. Court of Appeals for the Second Circuit that had the effect of reducing the amount of insurance coverage available to Grace with respect to asbestos property damage litigation and claims. Grace believes that the settlement agreement (which involves approximately $240 of the asbestos-related receivable of $512.6 at March 31, 1995) is binding and initiated action to enforce the settlement agreement. In January 1994, the U.S. District Court for the Eastern District of Texas held the agreement to be enforceable. The affiliated group of carriers appealed this ruling to the U.S. Court of Appeals for the Fifth Circuit. On April 12, 1995, a three-judge panel of the U.S. Court of Appeals for the Fifth Circuit unanimously affirmed the January 1994 decision. Grace anticipates that the affiliated group of carriers will seek a rehearing and, if a rehearing is not granted, will seek to appeal the decision to the U.S. Supreme Court.

     Grace's ultimate exposure in respect of its asbestos-related lawsuits and claims will depend on the extent to which its insurance will cover damages for which it may be held liable, amounts paid in settlement and litigation costs. As previously reported, the May 1994 decision of the U.S. Court of Appeals for the Second Circuit limited the amount of insurance coverage available with respect to property damage lawsuits and claims. Because Grace's insurance covers both property damage and personal injury lawsuits and claims, the May 1994 decision has had the concomitant effect of reducing the insurance coverage available with respect to Grace's personal injury lawsuits and claims. However, in Grace's opinion, it is probable that recoveries from its insurance carriers, along with other funds, will be available to satisfy the personal injury and property damage lawsuits and claims pending at March 31, 1995. Consequently, Grace believes that the resolution of its pending asbestos-related litigation will not have a material adverse effect on its consolidated results of operations or financial position.

     For additional information, see Note 2 to the consolidated financial statements in the Company's 1994 Annual Report on Form 10-K.

                       W. R. Grace & Co. and Subsidiaries
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              (Dollars in millions)


(c) As discussed in Note (a) above, Grace has classified its health care segment as a discontinued operation.

     Summary results of operations for the health care segment are as follows:


                                             Three Months Ended
                                                 March 31,
                                             ------------------
                                              1995        1994
                                             ------      ------
     Sales and revenues                      $491.8      $401.4
                                             ------      ------
                                             ------      ------
     Income from discontinued operations
        before income taxes                  $ 44.0      $ 42.6
     Provision for income taxes                19.4        19.2
                                             ------     -------
     Income from discontinued operations     $ 24.6      $ 23.4
                                             ------     -------
                                             ------     -------

     The net operating income of the health care segment reflects the allocation of Grace's health care related research expenses and an allocation of Grace's interest expense based on a ratio of the net assets of the health care segment as compared to Grace's total debt and equity capital. Interest expense allocated to the discontinued health care segment was $20.1 and $10.5 for the first quarters of 1995 and 1994, respectively. Taxes have been allocated to the health care segment as if it were a stand-alone taxpayer; however, these allocations are not necessarily indicative of the results of the health care segment in the future on a stand-alone basis.

     The net assets of Grace's discontinued operations (excluding intercompany assets) at March 31, 1995 were as follows:


                                              Cocoa     Other    Total
                                             -------   -------   ------
     Current assets                           $401.5   $  16.4   $417.9
     Properties and equipment, net             193.9      32.4    226.3
     Investments in and advances to
         affiliated companies                      -      39.8     39.8
     Other assets                               50.0      20.8     70.8
                                              ------   -------    -----
          Total assets                        $645.4    $109.4   $754.8
                                              ------   -------    -----
     Current liabilities                      $306.7    $ 13.8   $320.5
     Other liabilities                          97.4      11.6    109.0
                                              ------   -------    -----
          Total liabilities                   $404.1    $ 25.4   $429.5
                                              ------   -------    -----
          Net assets                          $241.3    $ 84.0   $325.3
                                              ------   -------    -----
                                              ------   -------    -----

     Minority interest consists of a limited partnership interest in Grace Cocoa Associates, L.P. (LP). LP's assets consist of Grace Cocoa's worldwide cocoa and chocolate business, long-term notes and demand loans issued by various Grace entities and guaranteed by the Company and its principal operating subsidiary, and cash. LP is a separate and distinct legal entity from each of the Grace entities and has separate assets, liabilities, business functions and operations. For financial reporting purposes, the assets, liabilities, results of operations and cash flows of LP are included in Grace's consolidated financial statements as a component of discontinued operations, and the outside investors' interest in LP is

                       W. R. Grace & Co. and Subsidiaries
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              (Dollars in millions)


     reflected as a minority interest. The intercompany notes held by LP are eliminated in preparing the consolidated financial statements and, therefore, have not been classified as pertaining to discontinued operations.

(d)  Inventories consist of:


                                                  March 31,      December 31,
                                                    1995            1994
                                                 -----------     ------------
     Raw and packaging materials                   $140.8          $129.8
     In process                                      94.5            75.3
     Finished products                              377.4           352.2
                                                   ------          ------
                                                    612.7           557.3

     Less:  Adjustment of certain inventories
       to a last-in/first-out (LIFO) basis          (43.6)          (43.1)
                                                   ------          ------
        Total Inventories                          $569.1          $514.2
                                                   ------          ------
                                                   ------          ------

(e) Earnings per share are calculated on the basis of the following weighted average number of common shares outstanding:

                          Three Months Ended March 31:
                                1995 - 94,137,000
                                1994 - 93,750,000